Exhibit 99.1

Contact: Frank M. Jerneycic
Learning Care Group, Inc.
21333 Haggerty Road, Suite 300
Novi, MI 48375
248-697-9000

LEARNING CARE GROUP MORE THAN DOUBLES NET INCOME, IMPROVES
MARGINS FOR FIRST QUARTER OF FISCAL 2006

NOVI, Mich., September 1, 2005 – Learning Care Group, Inc. (NASDAQ: LCGI), a leading provider of early child care and education services, today announced operating results for the 16 weeks (first quarter 2006) ended July 22, 2005. Highlights for the quarter included an increase in net income of 118%, as well as improved margins.

“We are excited to report today a significant increase in net income at Learning Care Group, more than doubling results reported during the same period last year,” announced Bill Davis, President and Chief Executive Officer. “The positive results from this quarter are reflective of Company-wide initiatives to continue corporate growth, while fulfilling our mission to impact and inspire life-long learning.”

Revenue for first quarter 2006 increased $5.0 million, or 7.8%, from the same period last year to $70.0 million. Childtime Learning Centers revenue increased $2.7 million, with comparable (centers open 18 months or longer) Childtime center revenue increasing 6.1%. Tutor Time Learning Centers revenue increased $2.2 million, with comparable Tutor Time center revenue increasing 5.8%. Comparable Learning Center revenues were achieved through a combination of increased tuition rates (approximately 3%) and enrollments (approximately 3%). Franchise Operations revenue increased $0.2 million, or 7.9%, from the same period last year to $2.5 million.

Tutor Time franchisee-owned centers reported revenue of $44.7 million for the quarter, an increase of 8.8% from the same period last year, with comparable center revenue increasing 11.1% for the quarter. First quarter 2006 systemwide revenue, which include revenues from franchisee-owned and company-owned centers, grew to $112.2 million, an increase of 8.2% from the same period last year.

“Improvements to the Company’s Franchise Operations revenue this quarter primarily came as a result of royalties generated from the revenue increases experienced by Tutor Time franchisees, and secondarily through franchise fees for newly opened centers,” explained Davis. “By purposefully directing resources to support current franchisees, as well as to develop and capitalize new leads, the Company is creating an environment poised for continued growth. We have been very successful in building a platform for ongoing franchise development. We have signed 11 new franchisees since April, 2005.”

Gross profit for first quarter 2006 increased $2.3 million, or 25.8%, from the same period last year to $11.5 million. This increase consisted of a $2.1 million increase in Learning Center Operations gross profit and a $0.2 million increase in Franchise Operations gross profit. Gross profit was 16.4% of revenues for first quarter 2006 compared to 14.0% for the same period last year. The increase in Learning Center gross profit was a result of increased revenues and improved labor efficiencies; a decrease in center level operating expenses as a percentage of revenue, resulting from improved food costs; and a decrease in occupancy costs as a percentage of revenue, resulting from increased revenues. The increase in Franchise Operations gross profit was the result of increased revenue.

Operating income for first quarter 2006 increased $1.3 million from the same period last year to $2.9 million. The improvement was primarily attributable to increased gross profit ($2.3 million), offset by a gain on the sale of assets occurring in the previous year ($0.5 million) increased general and administrative expenses ($0.3 million) and an increase in provision for doubtful accounts ($0.2 million).

Net income improved to $2.1 million for first quarter 2006, compared to $1.0 million for the same period last year. The improvement was primarily attributable to increased operating income of $1.3 million partially offset by discontinued operations, net of taxes ($0.2 million).

First quarter 2006 net income per share was $0.11 and $0.10 on a basic and diluted basis, respectively, as compared to net income of $0.05 on a basic and diluted basis for the same period last year.

“Learning Care Group’s operating and financial initiatives, aided by the improved economy, have lead to increased enrollments and improved cost management, resulting in a gross profit improvement of 2.4% of revenue. Additionally, the Company was able to more than double net income for the quarter, even with a $0.5 million reduction in gain on disposal of assets,” detailed Davis. “Our plan is to continue to improve our utilization, which stood at 63.9% of licensed capacity for the quarter. We are confident our continued focus on innovation and teamwork, and superior customer service will help support continued growth throughout this fiscal year and well into the future.”

Selected Income Statement Data (Unaudited) ($ in thousands, except per share data)

	16 Weeks Ended

	July 22, 2005	July 23, 2004

Revenue	$69,972	$64,933

Gross profit	$11,451	$9,103

Operating income	$2,904	$1,649

Net income	$2,092	$957

Basic net income per share	$0.11	$0.05

Diluted net income per share	$0.10	$0.05

Selected Balance Sheet Data (Unaudited) (in thousands)

	July 22, 2005	April 1, 2005

Total Current Assets	$14,660	$15,771

Total Assets	$85,883	$87,357

Total Current Liabilities	$24,124	$25,126

Total Liabilities	$43,427	$47,023

Shareholders’ Equity	$42,456	$40,334

About Learning Care Group, Inc.

Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation’s premier child care providers, the Company has grown into a network of 460 centers, including operations in 25 states and internationally. For more information on the Learning Care Group please call 248-697-9000 or visit www.learningcaregroup.com.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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